S. FRIEDMAN & Co.
                              Advocates & Notaries
       25 Hamered St., Tel-Aviv 68125, P.O.B. 50222 Tel-Aviv 61500, Israel
     Tel.: 972-3-7961500 Fax: 972-3-7961501 E-mail: tel-aviv@friedman.co.il
                               www.friedman.co.il
                               ------------------



                             Tel-Aviv, 5 August 2004
                              Our file: 220041/077



RADA Electronic Industries Ltd.
7 Giborei Israel Street,
Netanya, Israel
---------------

Ladies and Gentlemen,


        Re: RADA Electronic Industries Ltd.- Registration Statement on Form F-3
            -------------------------------------------------------------------

     We have acted as Israeli legal counsel to RADA Electronic Industries Ltd. (the "Company") in connection with the above Registration Statement to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of up to 6,350,892 of the Company's Ordinary Shares, par value NIS 0.005 each (the "Ordinary Shares") offered by certain selling shareholders of the Company (the "Selling Shareholders"), of which 1,800,000 Ordinary Shares are issued and fully paid for (the "Shares"), 1,857,142 Ordinary Shares are issuable upon conversion of $3 million of convertible notes (the "Conversion Shares"), 1,430,000 Ordinary Shares are issuable upon the exercise of additional investment rights (the "AIR Shares"), and 1,218,750 Ordinary Shares are issuable upon the exercise of warrants (the "Warrant Shares").

     We have examined the Articles of Association of the Company, as amended, minutes provided to us by the Company's officers, and other documents and corporate records relating to the Company provided to us by the Company officers and, such other questions of law as we deem necessary or appropriate in order to enable us to express the opinion set forth herein.

     In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to have been properly given and to be accurate. As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company officers.

     Based upon the foregoing, we are of the opinion that:


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Haifa Office:                                    Herzliya Office:
One Matam Towers, M.T.M. Scientific              1 Hamenofim St.,
Industries Center                                Industrial Area
P.O.B. 15065 Haifa 31905, Israel                 Herzliya 46725, Israel
Tel.:  (972-4)  854 6666                         Tel.:(972-9) 970 5401
Fax:  (972-4)  854 6677                          Fax:(972-9) 970 5406
E-mail: haifa@friedman.co.il                     E-mail: herzelia@friedman.co.il

                                     S. FRIEDMAN & Co., Advocates & Notaries

1. The Shares offered for the account of certain Selling Shareholders are validly authorized and issued, fully paid and non-assessable.

2. The Conversion Shares issuable upon the conversion of $3 million of convertible notes, the AIR Shares issuable upon exercise of the additional investment rights and the Warrant Shares issuable upon exercise of the warrants, all in accordance with the applicable terms of such notes, additional investment rights and warrants, when and if issued, will be fully paid, validly issued and nonassessable.

     We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the Laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Legal Matters".



                                            Very truly yours,

                                            /s/ S. Friedman & Co.
                                            S. Friedman & Co.
                                            Advocates and Notaries